Contact: Damon Elder
(949) 270-9207
delder@ahinvestors.com

American Healthcare Investors Secures Credit Facility of up to
$350 Million on Behalf of Griffin-American Healthcare REIT III

IRVINE, Calif. (Aug. 20, 2014) – American Healthcare Investors and Griffin Capital Corporation, the co-sponsors of Griffin-American Healthcare REIT III, Inc., announced today that the REIT has entered into a $60 million revolving line of credit with Merrill Lynch, Pierce, Fenner & Smith Incorporated and KeyBanc Capital Markets as joint lead arrangers. Bank of America will serve as administrative agent with KeyBank National Association acting as syndication agent. The credit line may be increased up to $350 million upon meeting certain conditions. The credit facility may be utilized to acquire, finance or re-finance properties, as well as for other corporate purposes.

“Thanks in part to lending partners like Bank of America, KeyBank National Association and the other lender parties to this new line of credit, Griffin-American Healthcare REIT III is equipped to continue our efficient pursuit of attractive acquisitions on behalf of our investors,” said Jeff Hanson, a principal of American Healthcare Investors and chairman and chief executive officer of Griffin-American Healthcare REIT III.

The credit facility matures on August 18, 2017, but may be extended for two one-year periods by Griffin-American Healthcare REIT III upon the satisfaction of certain conditions. At the option of the REIT’s operating partnership, draws under the facility bear interest at per annum rates equal to (1) the Eurodollar Rate plus a margin ranging from 1.95 percent to 2.45 percent based on the REIT’s consolidated leverage ratio or (2) the greater of Bank of America’s prime rate, the Federal Funds Rate plus 0.50 percent or the one-month Eurodollar Rate plus 1.0 percent, plus a margin ranging from 0.75 percent to 1.25 percent based on the REIT’s consolidated leverage ratio.

About American Healthcare Investors LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate, including medical office buildings, skilled nursing facilities, senior housing and hospitals. The company was founded by nationally recognized real estate investment executives Jeff Hanson, Danny Prosky and Mathieu Streiff, who have completed in excess of $18 billion in aggregate acquisition and disposition transactions during their careers, approximately $8 billion of which has been healthcare-related real estate transactions. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit
www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT III, Inc.
Griffin-American Healthcare REIT III, Inc. intends to qualify as a real estate investment trust for federal income tax purposes. Griffin-American Healthcare REIT III intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, senior housing facilities, skilled nursing facilities and hospitals. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT III, please visit www.HealthcareREIT3.com.

About Griffin Capital Corporation
Griffin Capital is a privately-owned real estate company headquartered in Los Angeles. Led by senior executives, each with more than two decades of real estate experience who have collectively closed transactions representing over $16 billion in value, Griffin Capital and affiliates have acquired or constructed over 30 million square feet of space since 1995, and currently own, manage, sponsor and/or co-sponsor an institutional-quality portfolio of approximately 27 million square feet located in 32 states and 1 million square feet located in the United Kingdom, representing approximately $5.2 billion in asset value, based on purchase price. Additional information about Griffin Capital is available at www.griffincapital.com.

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This release contains certain forward-looking statements, including statements with respect to the company’s ability to increase the line of credit to $350 million and its ability to pursue attractive acquisitions. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the company’s ability to meet certain conditions under the credit agreement; the uncertainties relating to changes in general economic and real estate conditions; the uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of Griffin-American Healthcare REIT III’s real estate investment strategy; and other risk factors as outlined in that company’s prospectus, as amended from time to time, and as detailed from time to time in Griffin-American Healthcare REIT III’s periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.